EXHIBIT 10.35



December 7, 1998



Mr. Larry E. Goswick
4905 Paces Trail, #625
Arlington, TX  76017

Dear Larry:

I am pleased to offer you the Regional Vice President - Midwest Region position with Superior Services, Inc. (Superior). Your responsibilities will be assigned by G. W. "Bill" Dietrich, President and Chief Executive Officer.

You must be a self-starter, effective communicator, with a winning attitude and unwavering competitive spirit, performing to the highest of professional, moral, ethical, legal, environmental, regulatory and safety standards. In this position, you are responsible for the profitable growth and all around performance of your Region.

You will be located in Wisconsin at a site as yet to be determined by you and Bill Dietrich. This will require you to relocate.

Superior Services, Inc. will:

       - Be responsible for the costs associated with the movement of your personal belongings, and limited interim living expenses.

       - We will provide you with a temporary living allowance up to $4,000 per month for a period not to exceed four (4) months to be used toward temporary living expenses. You will be required to submit to Bill Dietrich monthly expense reports to support your request for reimbursement.

       - Should you choose to voluntarily leave employment with Superior Services during the first two (2) years of employment, you promise to reimburse Superior for temporary living expenses and all other relocation expenses for which you were reimbursed for the period of time you did not complete two years of employment. Superior may withhold these amounts from any other

Larry E. Goswick

Offer Letter dated 12/07/98
Page 2


              compensation which may be due. Balances to be paid within 14 days of term.

In your position you will receive the following:

Base Salary:  $12,083 per month  (annualized to $145,000)  payable in accordance with Superior's payroll procedures for 1998.

Bonus: You will be eligible for a cash bonus in 1999 based on the following criteria:

              (a) 15% of your base salary for meeting targeted revenue for the Midwest Region, 18% of base salary for meeting targeted EBIT dollars for the Midwest Region, and 15% of base salary for meeting targeted EBIT percentage for the Midwest Region. In order to receive the 15% portion of the bonus related to the targeted revenue goal, you must also meet either the EBIT dollar or EBIT percentage goal.

              (b) .6% of your base salary for each 1% increase in 1999 Earnings Per Share over actual 1998 Earnings Per Share.

              (c) If you earn all three of the bonus measurements in a) above, an additional bonus of .48% of your base salary will be awarded for each 1% EBIT dollar performance over Midwest Region targeted EBIT dollars, up to a maximum of 24% of base salary.

              You will be eligible to earn Incentive Stock Options (ISO) in the amount of 1,500 options per 1% increase in Earnings Per Share in 1999 over 1998 actual Earnings Per Share.

Auto
Allowance:    Auto  allowance  is $500.00  per  month,  plus  reimbursement  for
              business   gas,   less   applicable    withholding    taxes.   Gas
              reimbursements require receipts and are to be included on your expense accounts. This is an all inclusive fixed sum to compensate you for the business use of your personal vehicle and is paid as a separate payroll check on the first pay date of the month.


Larry E. Goswick
Offer Letter dated 12/07/98
Page 3

Expense
Reimbursement:       You will be reimbursed for  business-related  expenses,  in accordance with generally accepted practices for eligible business reimbursements.

                     You must provide receipts as support and file for reimbursement on your expense report. Expense reports are to be prepared and submitted monthly for the respective calendar month. Submit your expense reports to Bill Dietrich.

Signing Incentive:   As an inducement to you to join  Superior  Services,  Inc., the Company will grant you an incentive stock option (ISO) to purchase thirty thousand (30,000) shares of common stock. The exercise price will be the closing bid price for the Company's stock on your start date. The ISO will vest
                     50% on your first anniversary of employment and 6-1/4% per quarter thereafter.

Noncompetition
Agreement:           As a condition of  employment,  you have agreed to sign the
                     Superior  Services,  Inc.   Noncompetition   Agreement  and
                     further agree to fully honor the specifics referred therein
                     (see attached).

Severance
Payment: In the event that your employment is terminated due to a "change in control," it is agreed Superior is responsible for providing you with a severance payment equal to two times annual base salary and all options granted will be fully vested. Any severance shall be paid in thirty-six equal monthly installments or in one total payment at the direction of the employee. A "change in control" shall be deemed to have occurred if:

                     (a) any person (other than any employee benefit plan of the Company, any subsidiary of the Company or any person organized, appointed, or established pursuant to the terms of any such benefit plan) is or becomes the beneficial owner of securities of the Company representing at least 50% of the combined voting power of the Company's then outstanding securities; or



Larry E. Goswick
Offer Letter dated 12/07/98

                     (b) there shall be consummated (x) any consolidation, merger, share exchange or other business combination of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's capital stock would be converted into cash, securities, or other property, other than a merger of the Company in which the holders of the Company's capital stock immediately prior to the merger have the same proportionate ownership of capital stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of relaxed transactions) of all or substantially all of the consolidated assets of the Company.


If this accurately describes your understanding of our prior discussions, and you are in agreement with the terms of this offer, please acknowledge acceptance below and return to my attention. Additionally, by acceptance of this offer, you acknowledge you may freely accept this offer and you are not bound by any employment agreement or noncompete agreement that would prohibit your acceptance of this offer, and, as such, you agree to indemnify and hold harmless Superior Services, Inc. regarding this offer of employment. Additionally, you acknowledge you have never been a party or involved in any conduct or activity in violation of law or ethical business practice and conduct. You affirm there are no background issues that if Superior was knowledgeable about such events, would otherwise preclude your employment by the Company.

We are excited about your joining Superior Services, Inc., and we are looking forward to your contribution to the growth and development of the Company. Welcome to the Superior team!

Sincerely,



G. W. "Bill" Dietrich
President and Chief Executive Officer

         ACKNOWLEDMENT:


         ------------------------------------------        -----------------
         (Signature) Larry E. Goswick                      (Date)